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                                                                    EXHIBIT 99.1

                            SILVERLEAF RESORTS, INC.
                              1221 RIVER BEND DRIVE
                                    SUITE 120
                               DALLAS, TEXAS 75247


Contact: Harry J. White, Jr.
         Chief Financial Officer
         (214) 631-1166

                       SILVERLEAF RESORTS, INC. ANNOUNCES
                          COMPLETION OF EXCHANGE OFFER
                             AND DEBT RESTRUCTURING

         DALLAS, TEXAS. (May 3, 2002) - Silverleaf Resorts, Inc. today announced completion of the exchange offer commenced on March 15, 2002 regarding its 10 1/2% senior subordinated notes due 2008. A total of $56,934,000 in principal amount of the Company's 10 1/2% senior subordinated notes were exchanged for a combination of $28,467,000 in principal amount of the Company's new class of 6.0% senior subordinated notes due 2007 and 23,937,489 shares of the Company's common stock representing approximately 65% of the common stock outstanding after the exchange offer. Under the terms of the exchange offer, tendering holders will collectively receive cash payments of $1,335,544.61 on May 16, 2002, and a further payment of $334,455.11 on October 1, 2002. A total of $9,766,000 in principal amount of the Company's 10 1/2% notes were not tendered and remain outstanding. As a condition of the exchange offer, the Company has paid all past due interest to non-tendering holders of its 10 1/2% notes. Under the terms of the exchange offer, the acceleration of the maturity date on the 10 1/2% notes which occurred in May 2001 has been rescinded, and the original maturity date in 2008 for the 10 1/2% notes has been reinstated. Past due interest paid to nontendering holders of the 10 1/2% notes was $1,827,805.62. The indenture under which the 10 1/2% notes were issued was also consentually amended as a part of the exchange offer.

         The Company also announced that it has completed amendments to its credit facilities with its principal senior lenders as well as amendments to a $100 million conduit facility through one of its subsidiaries. Finalization of its exchange offer and the amendment of its principal credit facilities marks the completion of the Company's previously announced debt restructuring which was necessitated by severe liquidity problems first announced by the Company on February 27, 2001. As a part of the debt restructuring, the Company's noteholders and senior lenders waived all previously declared events of default.

         This release contains certain forward-looking statements that involve risks and uncertainties and actual results many differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. Additionally, anticipated results are dependent upon the Company's ability to identify and acquire or develop other operations under terms that are beneficial to the Company and its shareholders. Other risk factors are more fully discussed under "Cautionary Statements" in the Company's SEC reports, including the Company's 1999 annual report on Form 10K (pages 29 through 35 thereof).